Exhibit 99.1

Genie Energy Suspends Exploratory Oil and Gas Drilling Program

in Northern Israel

Company Plans to Accelerate Growth of Its Retail Energy Provider Business

NEWARK NJ – November 16, 2017: Afek, the subsidiary of Genie Energy Ltd. (NYSE: GNE, GNEPRA) conducting an oil and gas exploratory program in Northern Israel, today announced that preliminary analysis of results from its completed Ness 10 exploratory well in Northern Israel suggests that the well’s target zone does not contain commercially producible quantities of oil or natural gas.

Afek continues to analyze the data from Ness 10 in the context of the results of its prior drilling and other activities, and has suspended oil and gas drilling operations in the interim. The Company will make decisions about future operations when it has a more complete picture of the results and analysis.

With the suspension of drilling operations, Genie Energy Ltd., plans to sharpen its strategic focus on its retail energy supply business. The company recently announced a joint venture to expand operations to the UK, and gained a foothold in the commercial energy marketplace through the acquisition of a Florida-based commercial natural gas supplier.

"While we continue to study the data from Ness 10, we are looking forward to pursuing the abundant opportunities on the retail side of our business," said Michael Stein, CEO of Genie Energy. Since Genie Energy’s inception, Genie Retail Energy has accounted for all of our revenue and gross profit. The enhanced focus on retail will provide Genie Energy with increased flexibility to make strategic investments to accelerate the growth of our energy provider business both here in the US and in deregulated markets overseas.”

"In Israel, our nascent drilling subsidiary, Atid, continues to enjoy strong interest from prospective clients for contracted drilling services following the successful completion of a water well last year. Since Atid already owns its drilling rig, Genie’s investment in that business is expected to be modest until we reach profitability,” Mr. Stein added.

About Genie Energy Ltd.:

Genie Energy Ltd. (NYSE: GNE, GNEPRA), through its Genie Retail Energy (GRE) division, is a leading independent operator of retail energy providers and commercial brokerage services. GRE’s providers supply electricity and natural gas to residential, small business and commercial customers in deregulated markets in the United States and the United Kingdom. For more information, visit www.genie.com.

Contact:

Genie Energy Investor Relations

Bill Ulrey

P: (973) 438-3848

E-mail: invest@genie.com